UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): September 21, 2001

TELIK, INC. (Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation)	000-31265 (Commission File Number)	93-0987903 (IRS Employer Identification No.)

750 Gateway Boulevard South San Francicso, CA (Address of principal executive offices)	94080 (Zip Code)

Registrant’s telephone number, including area code: (650) 244-9303

Not Applicable (Former name or former address, if changed since last report)

Item 5. Other Events.

The Registrant hereby updates its Risk Factors and description of its Business.

The Registrant’s Risk Factors are updated as follows:

RISK FACTORS

Our business is subject to various risks, including those described below. You should carefully consider these risk factors as each of these risks could adversely affect our business, operating results and financial condition.

We have a history of net losses, which we expect to continue for at least several years. We will never be profitable unless we develop, and obtain regulatory approval and market acceptance of, our product candidates.

Due to the significant research and development expenditures required to develop our TRAP technology and identify new product candidates and the lack of any products to generate revenue, we have not been profitable and have generated operating losses since we were incorporated in 1988. As of June 30, 2001, we had an accumulated deficit of approximately $71.8 million. We expect to incur losses for at least the next several years and expect that these losses will actually increase as we expand our research and development activities and incur significant clinical testing costs. To date, we have derived substantially all of our revenues, which have not been significant, from project initiation fees and research reimbursement paid pursuant to existing collaborative agreements with third parties and achievement of milestones under current collaborations. We expect that this trend will continue until we develop, and obtain regulatory approval and market acceptance of, our product candidates. We cannot assure you when, if ever, we will receive product revenue, if any, sufficient to become profitable.

All of our product candidates are in research and development. If clinical trials of TLK286 are delayed or unsuccessful, if the IND for TLK199 is not accepted, or if we are unable to complete the preclinical development of our diabetes product candidate, our business may be adversely affected.

Preclinical testing and clinical trials are long, expensive and uncertain processes. It may take us or our collaborators several years to complete this testing, and failure can occur at any stage of the process. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials.

Any clinical trial may fail to produce results satisfactory to the FDA. Preclinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be repeated or a program to be terminated. We typically rely on third-party clinical investigators to conduct our clinical trials and, as a result, we may face additional delaying factors outside our control.

We do not know whether planned clinical trials will begin on time or whether any of our clinical trials will be completed on schedule or at all. We do not know whether any clinical trials will result in marketable products. Typically, there is a high rate of attrition for product candidates in preclinical and clinical trials.

Only one of our product candidates, TLK286, has completed the stage of human testing designed to determine safety, known as phase 1 clinical trials and, to date, we have only limited data on safety and efficacy in humans, with respect to this product candidate. We initiated our first phase 2 clinical trials of TLK286 in colorectal, ovarian and non-small cell lung cancers in the first half of 2001. We are in the process of conducting the necessary work to support the filing of an IND application for TLK199, our second cancer product candidate. The FDA may require us to run more preclinical tests, which could delay commencing clinical trials of TLK199. Finally, our success depends, in part, on our ability to complete preclinical development of our diabetes product candidates and take them through early clinical trials. We do not anticipate that any of our products will reach the market for at least several years.

We believe that our ability to compete depends, in part, on our ability to use our proprietary TRAP technology to discover, develop and commercialize new pharmaceutical products. We may not be competitive if we are unable to utilize our TRAP technology or if the technology proves ineffective.

TRAP, our proprietary drug discovery technology, is a relatively new drug discovery method that uses a protein panel of approximately 20 proteins selected for their distinct patterns of interacting with small molecules. This panel may lack essential types of interactions that we have not yet identified, which may result in our inability to identify active compounds that have the potential to be developed into commercially viable drugs.

If we are unable to continue to identify new product candidates using TRAP technology, we may not be able to maintain our product pipeline and develop commercially viable drugs.

If we are unable to raise adequate funds in the future, we will not be able to continue to fund our operations, research programs, preclinical testing and clinical trials to develop our products.

The process of carrying out the development of our own unpartnered products to later stages of development and developing other research programs to the stage that they may be partnered will require significant additional expenditures, including the expenses associated with preclinical testing, clinical trials and obtaining regulatory approval. As a result, we will require additional financing to fund our operations. We do not know whether additional financing will be available when needed, or that, if available, we will obtain financing on terms favorable to our stockholders. We have expended substantial amounts of cash to date and expect capital outlays and operating expenditures to increase over the next several years as we expand our research and development activities.

If our competitors develop and market products that are more effective than ours, or obtain marketing approval before we do, our commercial opportunity will be reduced or eliminated.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Some of the drugs that we are attempting to develop, for example TLK199, will have to compete with existing therapies. In addition, a number of companies are pursuing the development of pharmaceuticals that target the same diseases and conditions that we are targeting. We face competition from pharmaceutical and biotechnology companies in the United States and abroad. Our competitors may develop new screening technologies and may utilize discovery techniques or partner with collaborators in order to develop products more rapidly or successfully than we, or our collaborators, are able to do. Many of our competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than we do. In addition, academic institutions, government agencies and other public and private organizations conducting research may seek patent protection with respect to potentially competing products or technologies and may establish exclusive collaborative or licensing relationships with our competitors.

Our competitors may succeed in developing technologies and drugs that are more effective or less costly than any which are being developed by us or which would render our technology and potential drugs obsolete and noncompetitive. In addition, our competitors may succeed in obtaining FDA or other regulatory approvals for product candidates more rapidly than we, or our collaborators. We cannot assure you that drugs resulting from our research and development efforts, or from our joint efforts with our existing or future collaborative partners, will be able to compete successfully with our competitors’ existing products or products under development or that they will obtain regulatory approval in the United States or elsewhere.

If we do not obtain regulatory approval to market products in the United States and foreign countries, we or our collaborators will not be permitted to commercialize our product candidates.

Even if we are able to achieve success in our preclinical testing, we, or our collaborators, must provide the FDA and foreign regulatory authorities with clinical data that demonstrate the safety and efficacy of our products in humans before they can be approved for commercial sale. Failure to obtain regulatory approval will prevent commercialization of our products.

The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. We cannot predict whether regulatory clearance will be obtained for any product that we are developing or hope to develop. A pharmaceutical product cannot be marketed in the United States until it has completed rigorous preclinical testing and clinical trials and an extensive regulatory clearance process implemented by the FDA. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Of particular significance are the requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use.

Before commencing clinical trials in humans, we, or our collaborators, must submit and receive approval from the FDA of an IND application. We must comply with FDA “Good Laboratory Practices” regulations in our preclinical studies. Clinical trials are subject to oversight by institutional review boards and the FDA and:

•	must be conducted in conformance with the FDA’s IND regulations;

•	must meet requirements for informed consent;

•	must meet requirements for Good Clinical Practices;

•	may require large numbers of participants; and

•	may be suspended by us, our collaborators or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND application or the conduct of these trials.

Before receiving FDA clearance to market a product, we or our collaborators must demonstrate that the product is safe and effective in the patient population that will be treated. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be repeated or a program to be terminated or could delay getting approval. We typically rely on third party clinical investigators to conduct our clinical trials and other third party organizations to perform data collection and analysis and, as a result, we may face additional delaying factors outside our control. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy or interpretation during the period of product development, clinical trials and FDA regulatory review. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action. We have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approval.

If regulatory clearance of a product is granted, this clearance will be limited to those disease states and conditions for which the product is demonstrated through clinical trials to be safe and efficacious. We cannot ensure that any compound developed by us, alone or with others, will prove to be safe and efficacious in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing clearance.

Outside the United States, the ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. This foreign regulatory approval process typically includes all of the risks associated with FDA clearance described above and may include additional risks.

As our product programs advance, we will need to hire additional scientific and management personnel. Our research and development efforts will be seriously jeopardized if we are unable to attract and retain key personnel.

Our success depends on the continued contributions of our principal management and scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions, scientists and companies in the face of intense competition for such personnel. In particular, our research programs depend on our ability to attract and retain highly skilled chemists and other scientists. As we progress to advanced phase 2 and 3 clinical trials, we will also need to expand our clinical development personnel. We do not have employment contracts with our key employees. If we lose the services of Dr. Michael Wick or any of our other key personnel, our research and development efforts could be seriously and adversely affected. There is currently a shortage of skilled executives and employees with technical expertise in the biotechnology industry, and this shortage is likely to continue. As a result, competition among numerous companies, academic and other research institutions for skilled personnel and experienced scientists is intense and turnover rates are high. In recent years, the cost of living in the San Francisco Bay Area has increased significantly, which we expect will adversely affect our ability to compete for qualified personnel and will increase costs. Because of this competitive environment, we may encounter increasing difficulty in attracting qualified personnel as our operations expand and the demand for these professionals increases, and this difficulty could significantly impede the achievement of our research and development objectives.

If physicians and patients do not accept our products, our ability to generate product revenue in the future will be adversely affected.

Our product candidates may not gain market acceptance among physicians, patients and the medical community. We believe that market acceptance will depend on our ability to provide acceptable evidence of safety, efficacy, convenience and ease of administration and cost effectiveness. In addition, we believe market acceptance depends on the effectiveness of our marketing strategy and the pricing of our products. Physicians may elect not to recommend our products even if we meet the above criteria. If any of our product candidates fails to achieve market acceptance, we may not be able to successfully market and sell the product, which would limit our ability to generate revenue and adversely affect our operations.

If we, or our licensees and licensors, cannot obtain and defend our respective intellectual property rights, or if our products or technologies are found to infringe patents of third parties, we could become involved in lengthy and costly legal proceedings that could adversely affect our business.

Our success will depend in a large part on our own, our licensees’ and our licensors’ ability to obtain and defend patents for each party’s respective technologies and the compounds and other products, if any, resulting from the application of these technologies. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. Accordingly, we cannot predict the breadth of claims allowed in our or other companies’ patents.

Our success will also depend, in part, on our ability to operate without infringing the intellectual property rights of others. We cannot assure you that our activities will not infringe patents owned by others. If our products or technologies are found to infringe patents issued to third parties, the manufacture, use and sale of our products could be enjoined, and we could be required to pay substantial damages. In addition, we may be required to obtain licenses to patents or other proprietary rights of third parties. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to us, if at all. Failure to obtain such licenses could negatively affect our business.

The degree of future protection for our proprietary rights is uncertain and we cannot assure you that:

•	we were the first to make the inventions covered by each of our pending patent applications;

•	we were the first to file patent applications for these inventions;

•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;

•	any of our pending patent applications will result in issued patents;

•	any patents issued to us or our collaborators will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;

•	any of our issued patents will be valid or enforceable;

•	we will develop additional proprietary technologies that are patentable; or

•	the patents of others will not have an adverse effect on our ability to do business.

In addition, we could incur substantial costs and use of our key employees’ time and efforts in litigation if we are required to defend against patent suits brought by third parties or if we initiate these suits, and we cannot predict whether we would be able to prevail in any such suit.

Others may have filed and in the future may file patent applications covering small molecules or therapeutic products that are similar to ours. We cannot assure you that any patent application filed by someone else will not have priority over patent applications filed by us. Any legal action against us or our collaborators claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require us or our collaborators to obtain a license to continue to manufacture or market the affected products and processes. We cannot predict whether we, or our collaborators, would prevail in any of these actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. We believe that there may be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources and we may not be successful in any such litigation.

In addition, some of our patents and intellectual property rights are owned jointly by us and our collaborators. We cannot assure you that these joint owners will not use these patents and other intellectual property in ways that may negatively affect our business. We will not be able to prevent such use.

We also rely on trade secrets to protect technology, including our TRAP technology, where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require employees, academic collaborators and consultants to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If the identity of specific proteins or other elements of our technology become known, our competitive advantage in drug discovery could be reduced.

We will be dependent upon collaborative arrangements to complete the development and commercialization of some of our product candidates. These collaborative arrangements may place the development of our product candidates outside of our control, may require us to relinquish important rights or may otherwise not be on terms favorable to us.

We expect to enter into collaborative arrangements with third parties for clinical trials, manufacturing, regulatory approvals or commercialization of some of our products, particularly outside North America, or in disease areas requiring larger and longer clinical trials, such as diabetes. Dependence on collaborative arrangements will subject us to a number of risks. We may not be able to control the amount and timing of resources our collaborative partners may devote to the product candidates. Our collaborative partners may experience financial difficulties. Should a collaborative partner fail to develop or commercialize a compound or product to which it has rights from us, we may not receive any future milestone payments and will not receive any royalties associated with this compound or product. Business combinations or significant changes in a collaborative partner’s business strategy may also adversely affect a partner’s willingness or ability to complete its obligations under the arrangement. Failure to enter into additional collaborative agreements on favorable terms could have a material adverse effect on our business, financial condition and results of operations.

Some of our collaborations are for early-stage programs and allow partners significant discretion in electing whether to pursue any of the planned activities. We do not anticipate significant revenues to result from these relationships until the collaborator has advanced products into clinical trials, which will not occur for several years, if at all. Such arrangements are subject to numerous risks, including the right of the collaboration partner to control the timing of the research and development efforts, and discretion to advance lead candidates to clinical trials and commercialization of the product. In addition, a collaborative partner could independently move forward with a competing lead candidate developed either independently or in collaboration with others, including our competitors.

If we are unable to contract with third parties to manufacture our products in sufficient quantities and at an acceptable cost, we may be unable to meet demand for our products and lose potential revenue.

We do not currently operate manufacturing facilities for clinical or commercial production of our products under development. We expect to continue to rely on third parties for the manufacture of our product. We currently lack the resources or capability to manufacture any of our products on a clinical or commercial scale. As a result, we will be dependent on corporate partners, licensees or other third parties for the manufacturing of clinical and commercial scale quantities of our products. Our products may be in competition with other products for access to these facilities. For this and other reasons, our collaborators or third parties may not be able to manufacture these products in a cost effective or timely manner. If not performed in a timely manner, the clinical trial development of our product candidates or their submission for regulatory approval could be delayed, and our ability to deliver products on a timely basis could be impaired or precluded. We are currently dependent upon a sole source of supply for clinical quantities of TLK286 and are in the process of identifying alternative suppliers. If our primary supplier fails to perform, our clinical trials or commercialization of TLK286 would be delayed. We may not be able to enter into any necessary third-party manufacturing arrangements on acceptable terms, if at all. Our current dependence upon others for the manufacture of our products may adversely affect our future profit margins and our ability to commercialize products on a timely and competitive basis.

If we are unable to create sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions, we will not be able to commercialize products.

We currently have no sales, marketing or distribution capabilities. In order to commercialize any products, we must internally develop sales, marketing and distribution capabilities, or establish collaborations or other arrangements with third parties to perform these services. We intend to market some products directly in North America and rely on relationships with one or more pharmaceutical companies with established distribution systems and direct sales forces to market other products and address other markets. We may not be able to establish in-house sales and distribution capabilities or relationships with third parties. To the extent that we enter into co-promotion or other licensing arrangements, our product revenues are likely to be lower than if we directly marketed and sold our products, and any revenues we receive will depend upon the efforts of third parties, whose efforts may not be successful.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our products.

The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. If we are unable to obtain sufficient product liability insurance at an acceptable cost, potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators.

If we use biological and hazardous materials in a manner that causes injury, we may be liable for damages.

Our research and development activities involve the controlled use of potentially harmful biological materials, hazardous materials, chemicals and various radioactive compounds, and are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our resources.

We have implemented anti-takeover provisions which could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

•	establishing a classified Board of Directors requiring that members of the Board be elected in different years lengthening the time needed to elect a new majority of the Board;

•	authorizing the issuance of “blank check” preferred stock that could be issued by our Board of Directors to increase the number of outstanding shares or change the balance of voting control and thwart a takeover attempt;

•	prohibiting cumulative voting in the election of directors, which would otherwise allow for less than a majority of stockholders to elect director candidates;

•	limiting the ability of stockholders to call special meetings of the stockholders;

•	prohibiting stockholder action by written consent and requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	establishing advance notice requirements for nominations for election to the Board of Directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

Substantial future sales of our common stock by us or by our existing stockholders could cause our stock price to fall.

Additional equity financings or other share issuances by us, including shares issued in connection with strategic alliances, could adversely affect the market price of our common stock. Sales by existing stockholders of a large number of shares of our common stock in the public market or the perception that additional sales could occur could cause the market price of our common stock to drop.

Our stock price may be volatile, and you may not be able to resell your shares at or above your purchase price.

The market prices for securities of biotechnology companies in general have been highly volatile, with recent significant price and volume fluctuations, and may continue to be highly volatile in the future. You may not be able to sell your shares quickly or at the market price if trading in our stock is not active or the volume is low. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

•	announcements of technological innovations or new commercial products by our competitors or us;

•	developments concerning proprietary rights, including patents;

•	developments concerning our collaborations;

•	publicity regarding actual or potential medical results relating to products under development by our competitors or us;

•	regulatory developments in the United States and foreign countries;

•	litigation;

•	economic and other external factors or other disaster or crisis; or

•	period-to-period fluctuations in financial results.

The Registrant’s Business description is updated as follows:

BUSINESS

Overview

Telik, a Delaware corporation formed in 1988, is a biopharmaceutical company working to discover, develop and commercialize drugs to treat serious diseases for which there is significant demand for new therapies. Our most advanced product development programs are for the treatment of cancer and diabetes. Our most advanced cancer product candidate, currently in phase 2 clinical trials, is TLK286. We are developing TLK286 for the treatment of cancers that have resisted standard chemotherapeutic drugs. TLK286 binds to glutathione S-transferase, or GST, a protein known to play an important role in the development of resistance to commonly used chemotherapeutic drugs. When TLK286 binds to GST P1-1, a type of GST that is elevated in many cancers and is often further elevated following treatment with standard chemotherapeutic drugs, it releases a fragment with a proven mechanism of killing cancer cells. We initiated phase 2 clinical trials in March 2001 in colorectal cancer, in May 2001 in ovarian cancer and in June 2001 in non-small cell lung cancer. The colorectal cancer trial targets enrollment of 70 patients, the ovarian cancer trial targets enrollment of 35 patients and the non-small cell lung cancer trial targets enrollment of 50 patients. We have retained rights for the worldwide commercialization of TLK286.

Our second cancer product candidate, TLK199, is being developed for the treatment of blood disorders, associated with low white blood cell levels. Low white blood cell levels are seen in myelodysplastic syndrome, a form of pre-leukemia, or as a toxic side effect of chemotherapy. TLK199 activates the same signaling pathway that is activated by granulocyte colony stimulating factor, or G-CSF, known as Neupogen®, causing the stimulation of white blood cell production. TLK199 accelerates the recovery from chemotherapy-induced low white blood cell levels in animals, similar to the results observed following treatment with G-CSF. We are conducting preclinical development studies of TLK199 and expect to file an IND by the end of 2001. We have retained rights for the worldwide commercialization of TLK199.

We are conducting preclinical safety studies to support the development of a product candidate from a proprietary family of orally active insulin receptor activators for the treatment of Type 2 diabetes. Preclinical studies have provided evidence that TLK17411 and related molecules can initiate or facilitate insulin signaling by directly activating the insulin receptor.

We discovered all of our product candidates using our proprietary chemogenomics technology known as Target-Related Affinity Profiling, or TRAP, which enables the rapid and efficient discovery of small molecule product candidates. TRAP exploits a fundamental property of all drugs, which is their interaction with molecules in the body called proteins. By developing a profile of how a protein disease target interacts with small molecules, we are able to select product candidates for development much faster than with alternative technologies, such as ultra high-throughput screening, or UHTS. We continuously seek to protect the intellectual property surrounding our product candidates and our technology platform. In the United States, we hold over 35 patents protecting our discoveries, and multiple applications are pending. In addition, outside the United States, we hold over 93 patents, and multiple patent applications are pending.

Our Strategy

Key elements of our strategy are to:

•	Develop small molecule drugs for major disease areas. We intend to develop small molecule drugs to address unmet needs in the areas of cancer, diabetes, inflammatory disease and stroke. The number of patients with these diseases has been increasing due primarily to the aging population. This has led to a growing demand for new drugs that offer competitive advantages over existing products, such as improved effectiveness and reduced side effects. The advantages of small molecule drugs over therapeutic proteins include the ease of manufacturing and administration, the potential for oral dosing and applicability to a wider range of disease targets, including those inside the cell. Small molecule drugs comprise more than 95% of the pharmaceutical market. Our most advanced product candidate of these is TLK286 which is currently in phase 2 clinical trials in colorectal, ovarian and non-small lung cancer.

•	Retain commercial rights to our product candidates. We will seek to retain significant commercial rights to our product candidates by conducting clinical development activities at least through initial proof of efficacy in humans. Since the development process for cancer drugs is relatively efficient and well defined, the cost and time required to bring new drugs to market is significantly less than that required for other therapeutic categories, permitting us to retain commercialization rights through completion of clinical trials. In disease areas that require larger and longer clinical trials, such as diabetes, we will share the risks and costs of development by partnering these programs before completion of pivotal trials, which we expect may require granting commercialization rights to our collaborators.

Our goal is to develop and commercialize our cancer product candidates in North America. We believe that the hospital-based cancer market in the United States is readily accessible by a limited sales and marketing presence due to the concentrated market of prescribing physicians coupled with the substantial unmet therapeutic needs. As appropriate, we will establish collaborations with multinational pharmaceutical companies to assist in the commercialization of our product candidates.

•	Select targets strategically. We believe that we can apply our drug discovery technology to virtually any protein target. We regularly review the progress of scientific and clinical research in important disease areas to identify targets with commercial promise. By careful selection of targets, we intend to develop product candidates with a clear path to regulatory approval and the potential to show early evidence of clinical efficacy. This strategy will allow us to reduce the risk inherent in drug discovery and accelerate the commercialization of our drug candidates.

•	Use TRAP to sustain a pipeline of drug candidates. Because our TRAP platform technology allows us to rapidly and efficiently identify small molecules active against potential disease targets, we have the capacity to examine a large number of targets in order to select those with therapeutic promise. We will seek to use this platform to provide a stream of promising future development candidates.

•	Leverage and expand the use of TRAP. We may seek selected additional partners for TRAP collaborations. These collaborations do not limit our internal efforts and may strengthen our TRAP technology by providing information on the performance of our panel proteins. Any significant revenues from these collaborations are more likely to be in the form of milestone and royalty payments, rather than up-front payments or funded research.

Product Candidates

Our efforts are concentrated in four major diseases: cancer, diabetes, inflammatory diseases and stroke. Our two most advanced product candidates are for cancer treatment. TLK286, which entered phase 2 clinical trials in the first half of 2001, is being developed for the treatment of chemotherapy-resistant cancers. TLK199, a small molecule that accelerates recovery from chemotherapy-induced depletion of white blood cells offers a potential alternative for the treatment of blood disorders associated with low levels of white blood cells. In addition, we have discovered novel insulin receptor activators for the treatment of Type 2 diabetes.

Application of our TRAP technology has led to a pipeline of both potential product candidates and earlier stage research programs. The following table summarizes key information about these programs.

Product Candidate	Clinical Indication	Development Status	Commercialization Rights

Cancer
TLK286 Targeted chemotherapeutic drug	Chemotherapy-resistant cancers, including colon, ovarian, lung, pancreas, lymphoma/leukemia and breast	Phase 2 Phase 2 clinical trials in colorectal, ovarian and non-small cell lung cancers initiated Phase 1 Phase 1 Schedule B clinical trial ongoing Phase 1 Schedule A clinical trial completed	Worldwide

TLK199 Bone marrow stimulant	Low white blood cell count, or neutropenia, associated with chemotherapy or myelodysplastic syndrome	Pre-IND • IND-enabling studies underway	Worldwide

IGF-1 inhibitor	Prostate cancer	Lead optimization • Small molecule inhibitors discovered	Worldwide

Diabetes
Insulin-independent insulin receptor activators	Type 2 diabetes	Candidate nomination/lead optimization • Oral activity in animal models • Preclinical and safety assessment initiated	Worldwide except Japan and most other Asian countries

Insulin-dependent insulin receptor activators	Type 2 diabetes	Candidate nomination/lead optimization • Oral activity in animal models • Preclinical and safety assessment initiated	Worldwide except Japan and most other Asian countries

Inflammatory disease

MCP-1 antagonist	Rheumatoid arthritis, asthma, atherosclerosis, multiple sclerosis, cancer	Lead optimization • Small molecule inhibitors discovered • Activity in animal models	North and South America and jointly in Europe

MIP-1 alpha inhibitor	Rheumatoid arthritis, multiple sclerosis, cancer	Lead optimization • Small molecule inhibitors discovered	Worldwide

IL-8 inhibitor	Rheumatoid arthritis, nephritis, psoriasis, cancer	Lead optimization • Small molecule inhibitors discovered	North and South America and jointly in Europe

Stroke
Caspase-3 inhibitor	Stroke	Lead optimization • Small molecule inhibitors discovered	Worldwide

Product Development Programs

Cancer

Our two most advanced product candidates, TLK286 and TLK199, are being developed to treat serious cancers for which there is significant demand for new therapies. Cancer is the second leading cause of death in the United States. It is estimated that 1.2 million people were diagnosed with cancer in the United States in 2000 and more than 555,000 of these people will die of their disease. The five-year survival rates for patients with cancers that have spread from their original site are poor. For example, after spread of the cancer, only approximately 6-9% of patients with colorectal cancer survive, only approximately 2% with lung cancer and only approximately 16-22% with breast cancer. These poor survival rates reflect the limitations of current treatments and the development of resistance to available treatments. In addition, current treatments are often associated with severe toxic side effects.

TLK286—Tumor-activated cancer drug

TLK286 is a small molecule product candidate we are developing for the treatment of cancers that have resisted standard chemotherapeutic drugs. TLK286 binds to glutathione S-transferase, or GST, a protein known to play an important role in the development of resistance to commonly used chemotherapeutic drugs. GST initiates a series of events in a cell responsible for the inactivation of a variety of drugs and toxins and their subsequent removal from the body. In a person with a cancer, GST also functions to break down chemotherapeutic drugs administered for treatment. If a person’s cancer has increased GST levels either initially or following exposure to some chemotherapeutic drugs, GST will limit the effectiveness of treatment by breaking down the chemotherapeutic drug before it can kill cancer cells.

GST P1-1 is a type of GST that is elevated in many cancers and is often further elevated following treatment with standard chemotherapeutic drugs. When TLK286 binds to GST P1-1, it releases a fragment with a proven mechanism of killing cancer cells. In contrast to the usual situation where GST is involved in the destruction of chemotherapeutic drugs, GST activates TLK286 when it reaches its cellular target. In this way, TLK286 kills cancer cells by utilizing the same mechanism that normally deactivates chemotherapeutic drugs.

In December 1999, we filed an IND with the Food and Drug Administration (FDA) to initiate phase 1 clinical testing of TLK286. In January 2000, we commenced a phase 1 clinical trial of TLK286 at the University of California at Los Angeles, in patients with advanced cancers resistant to standard chemotherapy. The objectives of the clinical trial were to assess the safety and pharmacokinetics of TLK286 through the determination of the maximum tolerated dose, the dose limiting toxicities, and blood levels.

Patients were treated according to two dose schedules. In schedule A, a total of 35 advanced cancer patients were treated and 32 patients received at least 2 cycles of treatment. Each group of three patients received two doses of TLK286, each dose was administered once every three weeks. As each dose level was well tolerated, the next group of three patients was begun on a higher dose of TLK 286. Although measurement of anti-tumor activity was not an objective of the study, tumor size was measured as part of the patient’s general medical evaluation at six weeks. Patients who experienced tumor shrinkage or lack of tumor growth were allowed to receive additional doses until disease progression or toxicity occurred.

We presented preliminary results of the phase 1 clinical trial in November 2000, at the NCI-EORTC-AACR Symposium on New Drugs in Cancer Therapy, and the completed results were presented in May 2001 at the American Society of Clinical Oncology (ASCO) 37th Annual Meeting. The results of schedule A showed that TLK286 was well tolerated, established the maximum tolerated dose of TLK286 given once every three weeks and determined the optimal dose for phase 2 clinical trials for the three week dosing schedule. TLK286 was shown to have a favorable safety profile in cancer patients, including those who were treated beyond the six weeks period specified in the study protocol, some for several months. The most frequent side effects were mild and reversible. Unlike most cancer chemotherapeutic drugs, TLK286 did not cause the common side effect of low white blood cell levels, and therefore may be expected to be more easily used in combination with standard cancer drugs. Ten patients, representing a variety of advanced stage tumors, including patients with colorectal, breast, sarcoma, lung, kidney, and bladder cancer as well as an adenocarcinoma of unknown origin, continued therapy beyond the six week period since their tumors stopped progressing or had evidence of tumor shrinkage. The longest treatment period was eight months.

In August 2000, we commenced a second phase 1 trial in patients with advanced cancers using the schedule B dose escalation. In schedule B, one dose is given every week for six weeks in three patients per dose level. Preliminary results on the safety and anti-tumor effects seen in this trial were also presented at American Society of Clinical Oncology annual meeting in May 2001. We reported that three of seven patients had reached the six week tumor assessment, and were allowed to continue on treatment. One patient on schedule B had received 10 months of treatment. Patients on schedule B were reported to be tolerating TLK286 well. Dose escalation on schedule B is ongoing and the maximum tolerated dose has not yet been established. We believe that the schedule B dose escalation will be completed by the end of 2001.

Based on the combination of favorable safety and anti-tumor effects seen in our phase 1 trials in two dose schedules, we initiated phase 2 clinical trials in March 2001 to establish whether TLK286 is safe and effective in treating cancer in larger patient populations and to continue to determine the types of tumors in which TLK286 is most effective. Tumor shrinkage, time to disease progression and survival rates are among the effects to be studied in these trials. The first phase 2 clinical trial targets enrollment of 70 patients with advanced colorectal cancer. In May and June 2001, we initiated phase 2 clinical trials in ovarian and non-small cell lung cancer, respectively. The phase 2 clinical trial in ovarian cancer targets enrollment of 35 patients. The non-small cell lung cancer trial targets enrollment of 50 patients.

The following table summarizes the phase 1 and phase 2 clinical trials that have been initiated for TLK286.

TLK286 Clinical Trials

Trial	Trial Design	# of Patients	Status	Purpose	Sites

Phase 1 Schedule A Advanced Cancers	Single agent, dose escalation, single dose, once every 3 weeks	35	Completed	Safety and blood levels	UCLA

Phase 1 Schedule B Advanced Cancers	Single agent, dose escalation, single dose, once every week	TBD	In progress	Safety and blood levels	UCLA

Phase 2 Colorectal Cancer	Single agent, open label, single dose, 1000 mg/m2 every 3 weeks	70	In progress	Safety and efficacy	UCLA, Arizona Cancer Center, MD Anderson Cancer Center, USC, Oregon Health Sciences University

Phase 2 Ovarian Cancer	Single agent, open label, single dose, 1000 mg/m2 every 3 weeks	35	In progress	Safety and efficacy	MD Anderson Cancer Center, Memorial Sloan Kettering

Phase 2 Non-Small Cell Lung Cancer	Single agent, open label, single dose, 1000 mg/m2 every 3 weeks	50	In progress	Safety and efficacy	UCLA, MD Anderson Cancer Center, Arizona Cancer Center

We expect that the results will be available from the three phase 2 studies described above by the end of 2002. We also expect to conduct additional phase 2 clinical trials to continue to determine whether TLK286 may be effective in treating other types of cancer. These may include pancreatic, breast, lymphoma, leukemia, and combination trials with standard chemotherapy agents. If the results of these studies are favorable, we intend to begin confirmatory phase 3 clinical trials, which are expected to compare TLK286 to standard therapies for specific cancers. We estimate that we will not be able to file a New Drug Application, an NDA, for TLK286 until at least late 2003.

We have worldwide commercial rights to TLK286 and intend to commercialize TLK286 in North America. At the appropriate time, we will select a collaborator in other territories with capabilities in manufacturing, sales and marketing.

TLK199—Bone marrow stimulant as an adjunct for cancer therapy

TLK199 is a small molecule product candidate that is designed to increase white blood cell counts in cancer patients. In addition to killing cancer cells, chemotherapeutic drugs also kill rapidly dividing normal cells. These include normal cells found in bone marrow that eventually become white blood cells capable of fighting infection. Lowered levels of a type of white blood cells, called neutrophils, cause a condition called neutropenia. Neutropenia renders the already weakened cancer patient susceptible to life-threatening infections. Low white cell levels are also found in a number of pre-leukemic conditions and may also require treatment to prevent infections. Granulocyte colony stimulating factor, or G-CSF, is the current standard therapy for the treatment of neutropenia, since it accelerates the recovery of white blood cells to a normal level.

G-CSF acts by binding to a receptor protein on the surface of the cell and activating a signaling pathway within the cell. This signal causes white blood cells in the bone marrow to divide and mature, increasing the number of white cells in the blood capable of fighting infection. TLK199 acts upon the signaling pathway that is activated by G-CSF.

TLK199 is undergoing preclinical testing prior to initiation of clinical trials. Assuming successful completion of these studies, we anticipate filing an IND by the end of 2001. Upon completion of review of the IND by the FDA, we expect to begin phase 1 clinical trials in patients with myelodysplastic syndrome, or MDS, and related disorders. MDS is a disease which is characterized by defects in the blood producing cells of the bone marrow, in which low white blood cell levels occur and patients are at risk of serious infections. MDS is a pre-leukemic condition, since approximately 70% of MDS patients evolve into acute leukemia. The current treatments for MDS, including antibiotics, growth factors and bone marrow transplant, remain unsatisfactory. This clinical study will establish the safety, dose limiting toxicities and maximum tolerated dose of TLK199. Once the maximum tolerated dose is determined, the subsequent portion of the study will evaluate the safety and efficacy of TLK199 in the treatment of the low white blood cell levels in this disorder.

TLK199 is expected to offer the advantages of a small molecule drug over a therapeutic protein, including ease of manufacturing and the potential for oral administration. The low cost of production and potential oral availability of TLK199 may allow us to offer a product that is attractive to the current market for drugs that stimulate the production of white blood cells. We have retained worldwide commercial rights to TLK199. At the appropriate time, we will select collaborators with capabilities in development, sales and marketing.

Diabetes

Diabetes is a major health problem with more than 150 million people estimated to be afflicted worldwide. Diabetes is a leading cause of serious coronary disease, adult blindness, lower limb amputations and serious kidney disease. Adult onset, or Type 2 diabetes, results from the decreased ability of insulin, a hormone that regulates blood sugar levels, to activate its protein receptor and lower blood glucose levels. Currently approved oral drugs do not adequately treat insulin resistance and cause significant side effects. There remains an acute need for new agents with a novel mechanism of action, alone or in combination with already approved drugs, to increase the control of blood sugar, decrease long-term complications and help delay the need for Type 2 diabetics to require insulin injections. There are no drugs currently approved, other than insulin, that act similarly on the insulin receptor.

TLK17411—Insulin receptor activators

Using our TRAP technology, we have discovered a proprietary family of small molecule product candidates that bind to the insulin receptor and, like insulin, cause the receptor to activate and initiate a sequence of events called insulin signaling that lowers sugar levels in the blood by facilitating the entry of sugar into muscle and liver cells, where it is metabolized. Results from animal models of diabetes suggest that these compounds may allow more sensitive control of blood sugar levels and may delay the need for insulin treatment. TLK17411 is representative of the group of compounds from which we plan to choose a product candidate.

Preclinical studies have provided evidence that TLK17411 and related molecules can initiate or facilitate insulin signaling. In laboratory experiments using four animal models of diabetes, we have shown that TLK17411 lowered blood sugar by more then 25%. We have shown that TLK17411 does not activate related receptors or other signaling pathways found in cells, a positive feature that suggests that TLK17411 may be relatively selective in its activation of the insulin receptor. We have also shown that members of the TLK17411 family of compounds are orally active in reducing elevated blood sugar in animal models of diabetes.

We have commenced the necessary preclinical testing to support the initiation of clinical trials. Assuming successful completion of preclinical testing, we could file an IND in 2002.

Our collaborator, Sanwa, has commercialization rights in Japan and most other Asian countries. We have retained those rights in the rest of the world. Diabetes is a chronic disease, often seen in younger, healthier individuals, requiring administration of daily medication for many years. As a result, new treatments being developed for diabetes require longer and larger preclinical and clinical safety and efficacy studies to establish long-term side effects and benefits. Because the development of diabetes drugs is longer and more expensive than for cancer drugs, we intend to share the risks and costs of development by partnering these programs before completion of pivotal trials, which we expect will require granting commercialization rights to our collaborators.

Research Discovery Programs

In addition to generating our current product portfolio, TRAP has allowed us to build our research pipeline with product candidates against targets in cancer, diabetes, inflammatory diseases and stroke. We have chosen to pursue those protein targets that have engendered a high level of interest in the drug discovery community, address important unmet clinical needs and whose modulation are expected to have a beneficial effect in treating a given disease.

IGF-1 receptor inhibitor for cancer

Insulin-like growth factor-1, or IGF-1, is an important protein target for cancer therapy. Blood levels of IGF-1 are increased in prostate cancer patients and represent a significant risk factor for the development of prostate cancer in healthy males. Increases in the amount of the IGF-1 receptor predict a poor prognosis in breast cancer. Using TRAP technology, we have identified two families of small molecules that inhibit the interaction of IGF-1 with its receptor. Our research has shown that compounds from each family inhibit the growth of cancer cells. Scientific evidence indicates that these types of compounds may be useful in the treatment of prostate cancer.

Chemokine antagonists for inflammatory diseases

Inflammation is an important response of the body to injury and infection. If inflammation becomes excessive or prolonged, it can lead to pathological conditions, including asthma, inflammatory bowel disease, multiple sclerosis, psoriasis, rheumatoid arthritis and septic shock. An early step in the inflammatory response is the attraction of white blood cells, or leukocytes, from the circulatory system to damaged or infected tissue by messenger molecules called chemokines.

Our research has identified inhibitors selective for three important chemokine mediators of the inflammatory response: MCP-1, MIP-1 (alpha) and IL-8. These inhibitors block the interaction of each chemokine with its protein receptor and, in the most advanced of these programs, are active in an animal model of inflammatory disease. We retain commercialization rights in North and South America, while sharing rights in Europe for MCP-1 and IL-8, and we retain worldwide rights for MIP-1 (alpha).

Caspase-3 inhibitors for stroke

The major cause of stroke is lack of blood flow, or ischemia, in a region of the brain. Loss of blood flow is directly responsible for the loss of brain cells. An additional loss of cells occurs over the next few hours to days, through a process initiated by the cells themselves, called apoptosis. This secondary loss of cells increases the disability produced by the stroke. Apoptosis is carried out by specialized proteins in the cell, called caspases, and particularly, caspase-3. We have identified small molecules that selectively inhibit caspase-3 and prevent apoptosis in cells and have retained worldwide commercialization rights.

TRAP Technology

Our Target-Related Affinity Profiling, or TRAP, chemogenomics technology is designed to rapidly and efficiently identify small molecule drug candidates that act on disease related protein targets.

TRAP technology offers solutions to the two major challenges facing drug discovery: the explosive growth in the number of new protein targets generated by the advances in genomics and the intrinsic limitations of the UHTS approach. TRAP offers several competitive advantages over UHTS, because it is able to accommodate thousands, rather than hundreds, of targets, is cost-effective to screen unproven targets for the purpose of validation and avoids the use of highly simplified assays.

We have discovered that there are a limited number of ways that proteins interact with small molecules and that these interactions can be simulated using a carefully selected panel of diverse proteins. TRAP takes advantage of this discovery to profile the interactions of small molecules with proteins using a panel of less than 20 proteins selected for their distinct patterns of interacting with small molecules. We believe that our panel of proteins simulates, either individually or in combination, most of the significant interactions between a small molecule and a protein. Furthermore, TRAP measures the diversity of compounds in a way that cannot be explained on the basis of chemical structure alone. Compounds that are structurally similar can have very different affinities for proteins and other biological properties, and, conversely, compounds that are structurally diverse may have similar affinities for proteins and other biological properties.

By comparing the relative strengths of the interaction of a small molecule with each panel protein, a protein affinity profile, or fingerprint, is produced for the small molecule. One type of assay we use, called a binding assay, measures the interaction of a panel protein with a specially designed binding partner, or ligand, in the presence of a small molecule. If the small molecule has affinity for the same site on the panel protein as the ligand, the amount of ligand that binds will be reduced. This decrease in the amount of the ligand that binds to each panel protein comprises the small molecule’s fingerprint.

Using these fingerprints, we select a small subset of compounds, which we call the training set, that is sufficiently diverse in its protein recognition characteristics to represent our entire collection, or library, of small molecules. We screen this training set against the target of interest and use the resulting data to predict the type of small molecule-protein interactions present in the target. A model of small molecule interactions with the target is generated by mathematically combining the individual interactions of TRAP panel proteins, where the panel proteins to be included in the model are determined by the affinities of the initial subset of compounds for the target. We can then select from the library for assay those compounds that prefer these types of interactions. We have developed a set of computational tools, in the form of chemoinformatics algorithms, which are used to scan the library for patterns of protein affinity, since these patterns appear to correlate best with biological activity. The majority of active compounds in our library that are pharmaceutically active against a given target can be identified after screening as few as 200 compounds.

We have used TRAP to assemble our library of small molecules, which is enriched by compounds that interact with proteins in a selective fashion and contains multiple compounds that can undergo each mode of protein interaction. We believe that this process creates a small molecule library with a greater likelihood of containing a compound that interacts with any specified protein, thus having a higher probability of generating drug candidates than a conventionally or randomly assembled library. As a consequence, TRAP identifies those small molecules with a higher probability of being drug candidates from within the universe of possible compounds, allowing their assembly into a manageable drug discovery library, by using their protein interaction characteristics. All of the known drugs that we have examined lie within the bounds of the library defined by TRAP.

The ability of TRAP to identify active compounds after screening only a few hundred samples overcomes many of the limitations of UHTS. TRAP does not require assays capable of screening millions of compounds, thereby decreasing the time and resources necessary for assay development. TRAP permits the selection of a given target of interest from a much wider universe of targets by reducing the need to acquire targets and assay technologies and allows more physiologically relevant assay systems to be used. In addition, TRAP eliminates the need for large compound collections and sophisticated and expensive automation to support them, further lowering the financial barrier to screening and permitting its application to emerging biopharmaceutical companies. Finally, the overall efficiency and economy of TRAP allow multiple targets to be pursued simultaneously and permit the screening of higher risk, but potentially more valuable, targets.

We will continue to increase our collection of small molecules, as well as to refine the panel of proteins used to create fingerprints. In addition, we will explore the expansion of our chemoinformatics algorithms and the application of the technology to delineate other properties of small molecules, such as their behavior in the body, their toxicological profiles and absorption, distribution, metabolism and excretion characteristics.

Collaborative Relationships

We have established a number of joint discovery programs with other pharmaceutical, biotechnology and genomics companies. These collaborations exploit our TRAP technology platform and have the potential to identify new product development and commercialization opportunities either independently or pursuant to expanded collaborations. In addition, these collaborations have provided funding for our internal research and development programs.

These collaborations include the following:

Sanwa

Diabetes Collaboration Agreement

In December 1996, we entered into a collaboration agreement with Sanwa Kagaku Kenkyusho Co. Ltd. establishing a program to discover and commercialize compounds that act on the insulin signal transduction pathway and are useful for the treatment of diabetes and insulin resistance. In exchange for Sanwa’s payment of an initial fee and provision of research funding, we are employing our compound library, TRAP technology, and other drug discovery technologies to identify and optimize drug development candidates. As a result of an amendment to the Collaboration Agreement effective February 2001, the research portion of the collaboration was extended one year and we received an additional payment. This agreement will now terminate on December 20, 2001.

Under the collaboration agreement and a related license agreement, Sanwa has an exclusive, royalty-bearing license to commercialize human therapeutic products arising from the collaboration in Japan, Korea, Taiwan and China. Sanwa will make payments to us upon the achievement of specified milestones, such as initiation of clinical trials and submission of Sanwa’s request for regulatory approval. Sanwa will also share its development data with us. We have already received a total of $8.2 million from Sanwa under the collaboration agreement and we may receive up to $12.2 million more in the future. In all other countries, we have rights to commercialize products containing compounds identified in the research collaboration, subject to obligations to Sanwa to share preclinical and clinical data. We also have an option to acquire from Sanwa a royalty-bearing license to develop and commercialize, outside the Sanwa territory, other products identified by Sanwa arising from the collaboration. Sanwa’s obligation to pay royalties to us will end after the product has been sold in the relevant country for ten years or the patents in that country covering the product have expired. The collaboration agreement and related license agreement will terminate when Sanwa no longer has any payment obligations to us. Either party may terminate either agreement at any time with notice upon material breach by the other party of its obligations. Either party may terminate the collaboration agreement at any time that the other party becomes insolvent or bankrupt.

Screening Services Agreement

In December 1996, in addition to the diabetes collaboration agreement, we entered into a screening services agreement with Sanwa in which we agreed to employ our proprietary TRAP technology to identify compounds that are active against biological targets identified as disease related by Sanwa. In September 1997, and October 1998, this agreement was amended to increase the number of targets, extend the term of the agreement and include the optimization of two lead compounds, each for a period of two years. We are currently conducting the first optimization of a lead compound identified through the use of our TRAP technology. We are obligated to continue optimization of this or substitute active compounds through May 2002. Under the agreement, Sanwa has exclusive rights in Japan, Korea, Taiwan and China to commercialize the active compounds and inventions relating to these compounds. We have equivalent exclusive rights in North and South America. Elsewhere in the world, we will share with Sanwa all revenues arising from the active compounds and related inventions. The agreement will terminate on December 20, 2006. Either party may terminate the agreement at any time with notice upon material breach by the other party of its obligations. The Agreement was amended effective February 2001 to clarify certain procedures for optimization of lead compounds, establish dates by which Telik would file at least one patent in three different categories of compounds, and permit Sanwa to submit to the screening program targets obtained from third parties.

Equity Investment

In connection with these agreements, Sanwa has invested an aggregate of $11.0 million in Telik.

Sankyo

In March 1999, we entered into an agreement with Sankyo Company Ltd. In exchange for Sankyo’s payment of fees totaling $2.0 million that have already been paid, we are using our TRAP technology to identify compounds that are active against any of up to ten targets selected by Sankyo. Under the agreement Sankyo has an option to acquire an exclusive, worldwide license to commercialize products incorporating either compounds from our library with activity against the disease target or derivatives of these compounds. If Sankyo exercises the option, we are obligated to negotiate a separate royalty-bearing license agreement with Sankyo. If Sankyo does not exercise its option with respect to a particular target or if we are unable to reach agreement on the license during the specified period, Sankyo’s exclusive rights with respect to such target will terminate and we will be free to pursue research and development with respect to the target on our own or with third parties. The agreement will terminate on the later of March 24, 2002, or the end of the period for entering into license agreements. Either party may terminate the agreement at any time with notice upon material breach by the other party of its obligations.

Scios

In February 1999, we entered into an agreement with Scios, Inc. to employ our TRAP technology to discover small molecules that display activity against a disease target chosen by Scios.

Under the agreement, Scios has an option to acquire an exclusive, royalty-bearing license to commercialize worldwide, other than in Japan, China, Taiwan, Korea and certain other Asian countries, products incorporating compounds derived from the Telik library with activity against the disease target. If Scios does not exercise the option before the end of the option period, the agreement will terminate. If Scios exercises the option, we will receive a licensing fee, and potential milestone and royalty payments and an exclusive, royalty-free license to commercialize these products outside the Scios territory. The milestone payments will be due if Scios or its collaborators achieves the following benchmarks: filing of an IND, successful phase 2 clinical trial results, filing of an NDA and regulatory approval. The maximum total of the license fees and milestone payments that we might receive from Scios is $5.2 million. The parties will share data arising from their development of these products, and we may perform development or compound optimization work on behalf of Scios. We will retain all rights with respect to compounds for which Scios does not exercise its option and, in the event that Scios does not satisfy certain diligence requirements, we will receive an exclusive, worldwide, royalty-free license to develop, make and commercialize the relevant products. Scios’ obligation to pay royalties to us will end after the product has been sold in the relevant country for ten years and Telik’s patents in that country covering the product have expired. The agreement will terminate when Scios no longer has any payment obligations to us. Either party may terminate the agreement at any time with notice upon material breach by the other party of its obligations.

Genaissance Pharmaceuticals

In February 1998, we entered into a research agreement with Genaissance Pharmaceuticals. We amended this agreement in February 1999 to extend the term of the agreement. Under the terms of the agreement, we used our TRAP technology to identify compounds from our library that exhibited selective pharmacological activity against variants of the estrogen receptor. In August 2000, we amended this agreement appointing us the exclusive agent to market and license the results of the collaboration to a third party. For each license agreement, Genaissance will receive fifty percent of any up-front payment from a third party. All subsequent milestone and royalty payments from the third party are to be distributed fifteen percent to Genaissance and eighty-five percent to us. The agreement will continue in force until the expiration of the last to expire written agreement between us and Genaissance and a third party that grants the third-party a license to the compounds discovered by Genaissance and us.

The University of Arizona

In January 2001, we entered in a research and license agreement with the Arizona Cancer Center at the University of Arizona to use our TRAP technology for the identification of small molecule compounds active against cancer related drug targets. The Arizona Cancer Center will conduct biologic assays to screen TRAP-generated compounds for pharmacologic activity. Upon the completion of the research term of the agreement, each party will have the right to select compounds arising from the collaboration for further development. Telik will have exclusive worldwide rights to develop and commercialize compounds that it selects, and will use the Arizona Cancer Center as a preferred clinical site for its oncology drug development programs arising from this collaboration. The research term of the agreement will terminate on December 31, 2002 and, if no compounds are selected for further development, the agreement will expire. In the event that either or both parties select compounds for further development, the license agreement will continue until the expiration of the patents covering such compounds.

Patents and Proprietary Information

Our success depends on our ability and the ability of our collaborators to obtain patents for compounds, technologies and products resulting from the application of these technologies, to defend patents once obtained, and to maintain trade secrets both in the United States and foreign countries. Accordingly, patents and other proprietary rights are an essential element of our business. We hold more than 35 patents based on our discoveries that have been granted in the United States and more than 93 abroad. In addition, multiple applications are pending in the United States and abroad. Our policy is to aggressively file patent applications to protect new chemical entities, technology, other inventions and improvements to inventions that are commercially important to the development of our business. Applications pertaining to our core technology cover new chemical compounds, uses of compounds, pharmaceutical compositions, formulations, methods of compound preparation, methods of chemical classification, protein profiles of compounds and computational methods to analyze these protein profiles.

We also rely on trade secret information, technical know-how and innovation to continuously expand our proprietary position. We require our employees and consultants to execute non-disclosure and assignment of invention agreements on commencement of their employment or engagement.

Competition

Competition in the pharmaceutical and biotechnology industries is intense. Many pharmaceutical or biotechnology companies have products on the market and are actively engaged in the research and development of products that are competitive with our potential products. Many of these companies and institutions, either alone or together with their collaborative partners, have substantially greater financial, manufacturing, sales, distribution and technical resources and more experience in research and development, clinical trials and regulatory matters, than we do.

Regulatory Considerations

The manufacturing and marketing of our potential products and our ongoing research and development activities are subject to extensive regulation by numerous governmental authorities in the United States and other countries. In the United States, pharmaceutical products are subject to rigorous review by the FDA under the Federal Food, Drug and Cosmetic Act, the Public Health Service Act and other federal statutes and regulations. Non-compliance with applicable requirements can result in fines, recall or seizure of products, total or partial suspension of production, refusal of the government to approve marketing applications or allow us to enter into supply contracts and criminal prosecution. The FDA also has the authority to revoke previously granted marketing authorizations.

Securing FDA approval requires the submission of extensive preclinical and clinical data and supporting information to the FDA for each indication to establish a product candidate’s safety and efficacy. The approval process takes many years, requires the expenditure of substantial resources, involves post- marketing surveillance and may involve ongoing requirements for post-marketing studies. The FDA may also require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any approvals that could restrict the commercial applications of these products. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. With respect to patented products or technologies, delays imposed by the governmental approval process may materially reduce the period during which we will have exclusive rights to exploit them.

Preclinical studies involve laboratory evaluation of product characteristics and animal studies to assess the initial efficacy and safety of the product. The FDA under its Good Laboratory Practices regulations regulates preclinical studies. Violations of these regulations can, in some cases, lead to invalidation of the studies, requiring these studies to be replicated. The results of the preclinical studies, together with manufacturing information and analytical data, are submitted to the FDA as part of an Investigational New Drug application, or an IND, which must be approved by the FDA before we can commence clinical trials in humans. Unless the FDA objects to an IND, the IND will become effective 30 days following its receipt by the FDA.

Clinical trials involve the administration of the investigational product to humans under the supervision of a qualified principal investigator. Clinical trials must be conducted in accordance with Good Clinical Practice, or GCP, under protocols submitted to the FDA as part of the IND. In addition, each clinical trial must be approved and conducted under the auspices of an Investigational Review Board, or IRB, and with patient informed consent. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possibility of liability of the institution conducting the trial.

Clinical trials are conducted in three sequential phases but the phases may overlap. Phase 1 clinical trials may be performed in healthy human subjects or, depending on the disease, in patients. The goal of phase 1 clinical trials is to establish initial data about the safety and tolerance of the product in humans. In phase 2 clinical trials, in addition to safety, the efficacy of the product is evaluated in limited patients with the target disease. Phase 3 trials typically involve additional testing for safety and clinical efficacy in expanded, large-scale, multi-center studies of patients with the target disease.

We and all of our contract manufacturers are required to comply with the applicable FDA current Good Manufacturing Practice, or cGMP, regulations. Good Manufacturing Practice regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA. These facilities must be approved before we can use them in the commercial manufacture of our products.

Outside the United States, our ability to market a product is contingent upon receiving marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. At present, foreign marketing authorizations are applied for at a national level, although within the European Union registration procedures are available to companies wishing to market a product in more than one EU member state. If the regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, a marketing authorization will be granted.

Manufacturing

We are using third party manufacturers to produce clinical supplies of TLK286 under cGMP regulations. We are conducting process development testing with a drug manufacturer to scale up production of adequate clinical supplies of TLK199 in a liposomal formulation. In the insulin receptor activator program, we have developed preparative routes to our lead compounds that would be suitable for their commercial production.

We intend to continue to use third-party contract manufacturers or corporate collaborators for the production of material for use in preclinical studies, clinical trials, manufacture of future products and commercialization. The manufacture of our potential products for preclinical studies and clinical trials and commercial purposes is subject to cGMP regulations promulgated by the FDA and to other applicable domestic and foreign regulations.

Employees

As of August 15, 2001, our workforce consisted of 52 full-time employees, 24 of whom hold PhD or MD degrees, or both, and six of whom hold other advanced degrees. Of our total workforce, 39 are engaged in research and development and 13 are engaged in business development, finance and administration. None of our employees are represented by a collective bargaining agreement, nor have we experienced work stoppages. We believe that our relations with our employees are good.

Facilities

Our facilities consist of approximately 21,000 square feet of research and office space located at 750 Gateway Boulevard in South San Francisco, California, that is leased to us until December 31, 2002. We have the option to renew this lease for one additional period of five years. We believe our existing facilities are adequate to meet our research and development requirements through the year 2005. We expect that we may need to expand our administrative office space after 2001 to support our clinical programs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELIK, INC.
Date: September 20, 2001	/s/ Cynthia M. Butitta Cynthia M. Butitta, Chief Operating Officer and Chief Financial Officer